Exhibit 99.1

NEWS RELEASE
10

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2013 Results

•	Achieves comparable basis diluted EPS of $0.40 and reported basis diluted EPS of $0.38
•	Repurchases 18 million shares for $383 million during the quarter
•	Reaffirms fiscal 2013 outlook: projects comparable basis diluted EPS of $1.93 - $2.03 and reported basis diluted EPS of $1.89 - $1.99
•	Reaffirms free cash flow target of $425 - $475 million for fiscal 2013
•	Intends to acquire remaining 50 percent interest in Crown Imports joint venture for $1.85 billion
•	Agrees to purchase the Mark West brand for approximately $160 million

First Quarter 2013 Financial Highlights* (in millions, except per share data)
	Comparable	% Change	Reported	% Change
Consolidated net sales	$635	--%	$635	--%

Operating income	$110	-5%	$106	4%

Operating margin	17.3%	-90 bps	16.7%	70 bps

Equity in earnings of equity method investees**	$61	-3%	$61	-3%

Earnings before interest and taxes (EBIT)	$170	-4%	NA	NA

Net income	$76	-10%	$72	-3%

Diluted earnings per share	$0.40	3%	$0.38	9%

*Definitionsof reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**Hereafter referred to as “equity earnings.”
NA=Not applicable

VICTOR, N.Y., June 29, 2012 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, reported today its first quarter 2013 results and details relating to two acquisitions that are expected to positively position the company for the future.

“First quarter results were generally in line with our expectations. From an operational perspective, we are experiencing excellent marketplace momentum for our wine and spirits business and Crown’s imported beer business,” said Rob Sands, president and chief executive officer, Constellation Brands.  “Earlier today, we announced we are purchasing the remaining 50 percent interest in the Crown joint venture, the leading beer importer in the U.S. This represents a significant milestone for Constellation Brands as we will become the sole importer of the Grupo Modelo brands in the U.S. and solidifies our place in this market for the long term. In addition, we are purchasing Mark West – the nation’s best-selling pinot noir brand.”

Launched in 2002, Mark West is primarily a California pinot noir that has grown into a nearly 600,000 case brand selling in the U.S. in the $10-$12 price range at retail. It is currently the top selling pinot noir brand experiencing nearly 35 percent volume growth in SymphonyIRI channels.  “Mark West is an exciting addition to our family of brands,” said Sands. “It is a high growth, complementary brand to our existing portfolio.”  The transaction is expected to close in July and the company estimates the acquisition will be slightly accretive to diluted earnings per share for fiscal 2013.

Net Sales Commentary

Wine and spirits net sales on an organic constant currency basis decreased one percent reflecting higher promotional costs and a decrease in volume, partially offset by favorable product mix.

“Our first quarter sales and depletion trends were in-line with our expectations,” said Sands. “As planned, the sell-in of new products into distributor and retail channels in last year’s fourth quarter impacted our sales and depletion trends for the first quarter. However, consumer takeaway trends in SymphonyIRI channels remain robust, as our new product introductions as well as marketing and promotional investments gain traction. We believe our strong marketplace momentum positions us to grow in-line with the U.S. wine and spirits category in fiscal 2013.”

Operating Income and Net Income Commentary

The decrease in consolidated comparable basis operating income was driven primarily by promotional spending and higher marketing.

The company’s equity earnings from its 50 percent interest in the Crown joint venture totaled $61 million compared to $60 million from the prior year first quarter. For first quarter 2013, Crown generated net sales of $724 million, an increase of seven percent, and operating income of $123 million, an increase of three percent.  The increase in net sales was largely driven by volume growth. The increase in operating income primarily reflects the volume growth partially offset by a timing-related increase in marketing costs and a contractual product cost increase.

“Crown’s momentum in the marketplace continued during the first quarter as it outperformed the U.S. beer industry and the import category while posting high single-digit depletion growth driven by strong performance of Modelo Especial and Corona Extra,” said Sands. “Crown kicked off the summer selling season with strong execution during Cinco de Mayo and this season’s ‘Win Your Beach’ sweepstakes promotion as well as other creative advertising campaigns.”

Interest expense totaled $51 million, an increase of 14 percent. The increase was primarily due to higher average borrowings and an increase in average interest rates.

The comparable basis effective tax rate for first quarter 2013 was 36.4 percent compared to a 37.0 percent rate for the prior year first quarter.

Free Cash Flow and Common Stock Repurchases Commentary

Free cash flow for the quarter totaled $77 million as compared to $220 million in first quarter 2012. The decrease was primarily due to the receipt of tax refunds in the prior year first quarter. During first quarter 2013, the company repurchased 18 million shares of common stock at a cost of $383 million.

“During the first quarter, we took advantage of our improved credit profile and the attractive interest rate environment to refinance our senior credit facility and issue $600 million of 6%, 10-year Senior Notes,” said Bob Ryder, chief financial officer, Constellation Brands. “Proceeds from the notes issuance were effectively used to reduce borrowings under our senior credit facility and to fund the share repurchases. Given the anticipated funding requirements for the Crown transaction, we do not expect to repurchase additional shares during the remainder of fiscal 2013. As we’ve completed nearly 70 percent of our original fiscal 2013 share repurchase target during the first quarter, we are maintaining our weighted average share estimate at a range of 185 to 190 million.

“The Crown transaction is expected to increase the company’s debt to comparable basis EBITDA leverage to the mid-four times range when factoring in a full-year of the additional Crown EBITDA,” Ryder added. “Due to the anticipated strong free cash flow generation of Constellation Brands, this leverage ratio should decrease to our targeted range of three to four times within the first 12 months after the close of the transaction.”

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2013 compared to fiscal 2012 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2013
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY13 Estimate	FY12 Actual	FY13 Estimate	FY12 Actual
Fiscal Year Ending Feb. 28/29	$1.89 - $1.99	$2.13	$1.93 - $2.03	$2.34

Full-year fiscal 2013 guidance includes the following current assumptions, including the expected acquisition of the Mark West brand, but excludes any impact from the anticipated purchase of the remaining 50 percent interest in the Crown Imports joint venture:
•	Interest expense: approximately $210 - $220 million
•	Tax rate: approximately 34 percent
•	Weighted average diluted shares outstanding: approximately 185 – 190 million
•	Free cash flow: approximately $425 - $475 million
•	Common stock share repurchases: $383 million completed in the first quarter

Conference Call

A conference call to discuss first quarter 2013 results, fiscal outlook and the transactions discussed in this news release, will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Fri., June 29, 2012 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands, Inc.

As the world’s leader in premium wine, Constellation Brands, Inc. (NYSE: STZ and STZ.B) is a S&P 500 Index and a Fortune 1000® company with 4,400 employees, sales in 125 countries and operations in 40 facilities worldwide. The company manages a broad portfolio of more than 100 wines, beers and spirits that include: Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka. Learn more at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, the company may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on Aug. 31, 2012, the public can continue to rely on the Projections as still being the company’s current expectations on the matters covered, unless the company publishes a notice stating otherwise. During the company’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.  There can be no assurance that any of the following transactions will occur or will occur on the timetable contemplated hereby: (i) a transaction regarding the acquisition of the Mark West brand and (ii) a transaction regarding the purchase by the company of the remaining 50 percent interest in Crown Imports LLC.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•
completion of the announced transactions regarding the acquisition of the Mark West brand and the purchase of the remaining 50 percent interest in Crown Imports LLC, and the accuracy of all projections;

•	the exact duration of the share repurchase implementation and the amount and timing of any share repurchases;
•
ability to achieve expected and target debt leverage ratios due to different financial results from those anticipated and the timeframe in which the target debt leverage ratio will be achieved will depend upon actual financial performance;

•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements;
•
restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2012, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2012	February 29, 2012
Assets

Current Assets:
Cash and cash investments	$69.1	$85.8
Accounts receivable, net	457.8	437.6
Inventories	1,325.2	1,374.5
Prepaid expenses and other	119.3	136.4

Total current assets	1,971.4	2,034.3

Property, plant and equipment, net	1,219.1	1,255.8
Goodwill	2,599.2	2,632.9
Intangible assets, net	854.7	866.4
Other assets, net	363.8	320.5

Total assets	$7,008.2	$7,109.9

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$97.9	$377.9
Current maturities of long-term debt	37.7	330.2
Accounts payable	117.2	130.5
Accrued excise taxes	23.4	24.8
Other accrued expenses and liabilities	311.7	336.2

Total current liabilities	587.9	1,199.6

Long-term debt, less current maturities	3,285.4	2,421.4
Deferred income taxes	607.1	608.7
Other liabilities	228.0	204.2

Total liabilities	4,708.4	4,433.9

Total stockholders' equity	2,299.8	2,676.0

Total liabilities and stockholders' equity	$7,008.2	$7,109.9

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	May 31, 2012	May 31, 2011
Sales	$725.3	$710.7
Excise taxes	(90.5)	(75.4)
Net sales	634.8	635.3

Cost of product sold	(384.2)	(384.3)
Gross profit	250.6	251.0

Selling, general and administrative expenses	(144.0)	(138.2)
Restructuring charges	(0.5)	(11.1)
Operating income	106.1	101.7

Equity in earnings of equity method investees	60.6	62.2
Interest expense, net	(50.7)	(44.3)
Loss on write-off of financing costs	(2.8)	-
Income before income taxes	113.2	119.6

Provision for income taxes	(41.2)	(45.1)
Net income	$72.0	$74.5

Earnings Per Common Share:
Basic - Class A Common Stock	$0.39	$0.36
Basic - Class B Convertible Common Stock	$0.36	$0.32

Diluted - Class A Common Stock	$0.38	$0.35
Diluted - Class B Convertible Common Stock	$0.35	$0.32

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	162.259	187.046
Basic - Class B Convertible Common Stock	23.554	23.604

Diluted - Class A Common Stock	190.261	214.914
Diluted - Class B Convertible Common Stock	23.554	23.604

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 31, 2012	May 31, 2011
Cash Flows From Operating Activities
Net income	$72.0	$74.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	26.3	23.2
Deferred tax provision	12.3	10.8
Stock-based compensation expense	11.6	13.7
Amortization of intangible and other assets	3.2	3.7
Loss on extinguishment of debt	2.8	-
Equity in earnings of equity method investees, net of distributed earnings	(28.0)	(2.4)
(Gain) loss on disposal of long-lived assets, net	(0.9)	0.1
Gain on business sold, net	-	(1.4)
Change in operating assets and liabilities:
Accounts receivable, net	(27.5)	(42.4)
Inventories	31.2	67.5
Prepaid expenses and other current assets	(0.8)	11.4
Accounts payable	(11.8)	(21.8)
Accrued excise taxes	(1.2)	9.0
Other accrued expenses and liabilities	(19.9)	71.8
Other, net	27.1	23.6
Total adjustments	24.4	166.8
Net cash provided by operating activities	96.4	241.3

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(19.6)	(21.0)
Proceeds from sales of assets	7.7	0.1
Proceeds from notes receivable	1.7	1.0
Payments related to sale of business	-	(7.5)
Other investing activities	(0.9)	(6.4)
Net cash used in investing activities	(11.1)	(33.8)

Cash Flows From Financing Activities
Principal payments of long-term debt	(832.2)	(417.3)
Purchases of treasury stock	(383.0)	-
Net (repayment of) proceeds from notes payable	(274.4)	168.5
Payment of financing costs of long-term debt	(22.8)	-
Payment of minimum tax withholdings on stock-based payment awards	(0.5)	(2.2)
Proceeds from issuance of long-term debt	1,400.0	-
Proceeds from exercises of employee stock options	12.4	36.5
Proceeds from excess tax benefits from stock-based payment awards	2.6	9.9
Net cash used in financing activities	(97.9)	(204.6)

Effect of exchange rate changes on cash and cash investments	(4.1)	1.3

Net (decrease) increase in cash and cash investments	(16.7)	4.2
Cash and cash investments, beginning of period	85.8	9.2
Cash and cash investments, end of period	$69.1	$13.4

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company acquired the remaining 50.1% ownership interest in Ruffino S.r.l. ("Ruffino") on October 5, 2011, organic net sales for the respective period are defined by the company as reported net sales less net sales of Ruffino products, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency
	May 31, 2012	May 31, 2011	Percent Change	Currency Impact	Percent Change (1)
Constellation Wines and Spirits	$634.8	$635.3	-	-	-
Less: Ruffino (2)	(6.7)	-
Constellation Wines and Spirits Organic Net Sales	$628.1	$635.3	(1%)	-	(1%)

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2012, through May 31, 2012, included in the three months ended May 31, 2012.

SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended
	May 31, 2012	May 31, 2011	Percent Change
Consolidated Shipment Volume	14.8	14.8	-
Consolidated Organic Shipment Volume (3)	14.7	14.8	(0.7%)
U.S. Domestic Shipment Volume	11.2	11.2	-
U.S. Domestic Focus Brands Shipment Volume (4)	7.6	7.4	2.7%

U.S. Domestic Depletion Volume Growth (5)			(0.9%)
U.S. Domestic Focus Brands Depletion Volume Growth (4)(5)			1.6%

(3)	Includes an adjustment for Ruffino shipment volumes for the period March 1, 2012, through May 31, 2012, included in the three months ended May 31, 2012.

(4)
U.S. Focus Brands include the following brands:  Robert Mondavi, Clos du Bois, SVEDKA Vodka, Blackstone, Estancia, Arbor Mist, Black Velvet Canadian Whisky, Toasted Head, Simi, Black Box, Ravenswood, Rex Goliath, Kim Crawford, Franciscan Estate, Wild Horse, Ruffino, Nobilo, Mount
Veeder and Inniskillin.

(5)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended
	May 31, 2012	May 31, 2011	Percent Change
Constellation Wines and Spirits
Segment net sales	$634.8	$635.3	-
Segment operating income	$133.0	$136.6	(3%)
% Net sales	21.0%	21.5%
Equity in (losses) earnings of equity method investees	$(0.3)	$2.4	NM

Corporate Operations and Other Segment Operating Loss	$(23.4)	$(21.1)	11%

Equity in Earnings of Crown Imports (1)	$60.9	$59.8	2%

Reportable Segment Operating Income (A)	$109.6	$115.5
Restructuring Charges and Unusual Items	(3.5)	(13.8)
Consolidated Operating Income (GAAP)	$106.1	$101.7

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$60.6	$62.2
Restructuring Charges and Unusual Items	-	-
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$60.6	$62.2

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$170.2	$177.7

(1)	Crown Imports Joint Venture Summarized Financial Information

	Three Months Ended
	May 31, 2012	May 31, 2011	Percent Change
Net sales	$724.1	$677.5	7%
Operating income	$123.0	$119.8	3%
% Net sales	17.0%	17.7%

NM = Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2012, and May 31, 2011.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2012			Three Months Ended May 31, 2011
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$634.8		$634.8	$635.3		$635.3	-	-
Cost of product sold	(384.2)	0.8		(384.3)	0.2
Gross Profit	250.6	0.8	251.4	251.0	0.2	251.2	-	-
Selling, general and administrative expenses	(144.0)	2.2		(138.2)	2.5
Restructuring charges	(0.5)	0.5		(11.1)	11.1
Operating Income	106.1	3.5	109.6	101.7	13.8	115.5	4%	(5%)
Equity in earnings of equity method investees	60.6			62.2
EBIT			170.2			177.7	NA	(4%)
Interest expense, net	(50.7)			(44.3)
Loss on write-off of financing costs	(2.8)	2.8		-
Income Before Income Taxes	113.2	6.3	119.5	119.6	13.8	133.4	(5%)	(10%)
Provision for income taxes	(41.2)	(2.3)		(45.1)	(4.2)
Net Income	$72.0	4.0	$76.0	$74.5	9.6	$84.1	(3%)	(10%)
Diluted Earnings Per Common Share (1)	$0.38	0.02	$0.40	$0.35	0.04	$0.39	9%	3%
Weighted Average Common Shares Outstanding - Diluted	190.261		190.261	214.914		214.914

Gross Margin	39.5%		39.6%	39.5%		39.5%
Operating Margin	16.7%		17.3%	16.0%		18.2%
Effective Tax Rate	36.4%		36.4%	37.7%		37.0%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Restructuring Charges	Operating Income	Loss on Write-off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Three Months Ended May 31, 2012
Restructuring and related charges (2)	$-	$2.7	$0.5	$3.2	$-	$(1.1)	$2.1	$0.01
Other (3)	0.8	(0.5)	-	0.3	2.8	(1.2)	1.9	0.01
Total	$0.8	$2.2	$0.5	$3.5	$2.8	$(2.3)	$4.0	$0.02

Three Months Ended May 31, 2011
Restructuring and related charges (2)	$0.2	$0.3	$11.1	$11.6	$-	$(4.2)	$7.4	$0.03
Other (3)	-	2.2	-	2.2	-	-	2.2	0.01
Total	$0.2	$2.5	$11.1	$13.8	$-	$(4.2)	$9.6	$0.04

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended May 31, 2012, restructuring and related charges consist primarily of costs recognized in connection with the company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the sale of 80.1% of its Australian and U.K. business (the “Fiscal 2012 Initiative”).  For the three months ended May 31, 2011, restructuring and related charges consist primarily of costs recognized by the company in connection with the Fiscal 2012 Initiative.

(3)
For the three months ended May 31, 2012, other consists primarily of a loss on the write-off of financing costs. For the three months ended May 31, 2011, other consists of a foreign currency loss on the contractual obligation recorded in the fourth quarter of fiscal 2011 in connection with the potential settlement created by the notification by the 50.1% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2013
Forecasted diluted earnings per share - reported basis (GAAP)	$1.89	$1.99
Restructuring and related charges (1)	0.03	0.03
Other (2)	0.01	0.01
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.93	$2.03

		Actual for the Year Ended February 29, 2012
Diluted earnings per share - reported basis (GAAP)		$2.13
Restructuring and related charges (1)		0.11
Other (2)		0.10
Diluted earnings per share - comparable basis (Non-GAAP) (3)		$2.34

(1)
 Includes $0.03 diluted earnings per share for the year ending February 28, 2013, associated with the Fiscal 2012 Initiative.  Includes $0.06, $0.03 and $0.02 diluted earnings per share for the year ended February 29, 2012, associated with the Fiscal 2012 Initiative; additional net loss recognized in connection with the company's January 2011 sale of 80.1% of its Australian and U.K. business; and other restructuring activities, respectively. (3)

(2)
 Includes $0.01, $0.01 and ($0.01) diluted earnings per share for the year ending February 28, 2013, associated with a loss on the write-off of financing costs; the flow through of inventory step-up associated with the acquisition of Ruffino; and a gain on the collection of a contractual obligation.  Includes $0.14, ($0.03) and ($0.01) diluted earnings per share for the year ended February 29, 2012, associated with an impairment of certain intangible assets; net gains recognized in connection with the acquisition of Ruffino; and net gains recognized primarily in connection with releases from certain contractual obligations, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2013
Net cash provided by operating activities (GAAP)	$495.0	$555.0
Purchases of property, plant and equipment	(70.0)	(80.0)
Free cash flow (Non-GAAP)	$425.0	$475.0

	Actual for the Three Months Ended May 31, 2012	Actual for the Three Months Ended May 31, 2011
Net cash provided by operating activities (GAAP)	$96.4	$241.3
Purchases of property, plant and equipment	(19.6)	(21.0)
Free cash flow (Non-GAAP)	$76.8	$220.3